Exhibit 10.22

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE, dated as of July 31, 2009 (this “Amendment”), between RREEF AMERICA REIT III-Z1, LLC, a Delaware limited liability company, by RREEF Management Company, a Delaware corporation, (“Landlord”), and THE PRINCETON REVIEW, INC., a Delaware corporation (“Tenant”), for certain premises in the building located at 111 Speen Street, Framingham, MA 01701 (“Building”).

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated for reference as of October 4, 2007 (the “Lease”) for approximately 8,689 rentable square feet on the fifth (5th) floor of the Building (referred to in the First Amendment as the “Current Premises” but herein as the “Original Premises”).

B. Landlord and Tenant entered into that certain First Amendment to Lease dated as of May 30, 2008 (“First Amendment”), expanding the leased Premises to include certain space on the third (3rd) floor of the Building, 3,357 rentable square feet (the “Additional Space”).

C. Landlord and Tenant now desire to amend the Lease to provide for certain additional expansion space on the third floor of the Building, under terms and conditions as hereinafter provided.

D. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2. Second Additional Space. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Original Premises and the Additional Space, approximately 5,290 rentable square feet of space on the third (3rd) floor of the Building as depicted on Exhibit A, attached hereto and incorporated herein (the “Second Additional Space”). Effective on the date on which Landlord tenders possession of the Second Additional Space to Tenant in the condition required under Paragraph 6(b) below (the “Second Additional Space Commencement Date”), the Premises subject to the Lease shall consist of the Original Premises, the Additional Space and the Second Additional Space, and all references in the Lease to the “Premises” shall refer to such space.

3. Term. The Termination Date remains January 31, 2013, subject to such extension rights as exist in Section 40 of the Lease.

4. Rent Schedule. Tenant shall continue to pay Annual Rent as currently in effect per the original Lease for the Original Premises and per the First Amendment for the Additional Space. Effective as of the Second Additional Space Commencement Date but no earlier than September 1, 2009, Tenant shall also pay Annual Rent for the Second Additional Space as follows (“SASCD” is the Second Additional Space Commencement Date):

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	to
SASCD	1/31/2010	5,290	$23.50	$124,315.00	$10,359.58
2/1/2010	1/31/2011	5,290	$24.50	$129,605.00	$10,800.42
2/1/2011	1/31/2012	5,290	$25.50	$134,895.00	$11,241.25
2/1/2012	1/31/2013	5,290	$26.50	$140,185.00	$11,682.08

The actual Second Additional Space Commencement Date is to be confirmed per Paragraph 6(b). All amounts are net of Tenant electricity.

5. Tenant’s Proportionate Share. Effective the Second Additional Space Commencement Date, Tenant’s Proportionate Share shall be 16.06%.

6. Condition of Premises and Reimbursement of Relocation Costs.

(a) Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment, other than as is set forth in this Paragraph 6. Except as is provided in this Paragraph 6, Tenant accepts the Second Additional Space in its “as is” condition.

(b) Landlord shall tender possession of the Second Additional Space in “broom clean” condition, free of all occupants with all the work to be performed by Landlord pursuant to Exhibit B to this Lease substantially completed and all systems serving the same in good and operational condition. For purposes of the foregoing, “substantially completed” shall have the meaning provided in Section 2.1 of the Lease. Landlord shall use reasonable efforts to do so by September 1, 2009 (the “Scheduled Second Additional Space Commencement Date”). Tenant shall deliver a punch list of items not completed within thirty (30) days after Landlord tenders possession of the Second Additional Space and Landlord agrees to proceed with due diligence to perform its obligations regarding such items. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Second Additional Space Commencement Date, and, if necessary, a revised rent schedule to take into consideration a change of the date of commencement of the Annual Rent schedule as provided in this Amendment. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

(c) Tenant agrees that in the event of the inability of Landlord to deliver possession of the Second Additional Space on the Scheduled Second Additional Space Commencement Date for any reason, Landlord shall not be liable for any damage resulting from such inability and Tenant shall continue in occupancy of, and paying rent on account of, the Premises at the rate then currently payable under the Lease; but the term shall not commence with respect to the Second Additional Space and Tenant shall not be liable for any rent for the Second Additional Space until the time when Landlord can, after notice to Tenant, deliver possession of the Second Additional Space to Tenant. No such failure to give possession on the Scheduled Second Additional Space Commencement Date shall affect the other obligations of Tenant under this Lease, except that if Landlord is unable to deliver possession of the Second Additional Space in the condition required hereunder within one hundred twenty (120) days after the Scheduled Second Additional Space Commencement Date (other than as a result of strikes, shortages of materials, or similar matters beyond the reasonable control of Landlord and Tenant is notified by Landlord in writing as to such delay), Tenant shall have the option to deliver a termination notice, unless and to the extent that said delay is as a result of: (a) Tenant’s failure to agree to plans and specifications and/or construction cost estimates or bids within the time periods set forth herein; (b) Tenant’s request for materials, finishes or installations other than Landlord’s standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord; (c) Tenant’s change in any plans or specifications after the same are approved; or, (d) performance or completion by a party employed by Tenant (each of the foregoing, a “Tenant Delay”). If any delay is the result of a Tenant Delay, the Second Additional Space Commencement Date and the payment of rent as set forth in this Amendment shall be accelerated by the number of days of such Tenant Delay, but Landlord shall remain obligated to diligently complete the Landlord Work. Subject to the foregoing, if Landlord fails to substantially complete such work and deliver possession of the Second Additional Space within thirty (30) days after delivery of the termination notice, this Amendment shall be cancelled and of no force or effect, and the Lease shall continue in full force and effect without reference to this Amendment.

(d) Provided that Tenant does not interfere with Landlord’s Work, Tenant, or any agent, employee or contractor of Tenant, may, upon Landlord’s notice to Tenant, enter, use or occupy the Second Additional Space prior to the Second Additional Space Commencement Date for purposes of preparing the same for Tenant’s occupancy. Such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of rent. Said early possession shall not advance the Termination Date.

7. Commissions. Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with this Amendment, other than Richards Barry Joyce & Partners, LLC (the “Broker”). Landlord hereby agrees to pay the fees and commissions of the Broker pursuant to separate agreements.

8. Tenant’s Authority. If Tenant signs as a corporation, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are to its knowledge (i) the target of any sanctions program that is established by Executive Order of the President or published by the

Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

9. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect. Tenant acknowledges that, as of the date of the Amendment, Tenant (i) to its knowledge, is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease. Landlord acknowledges that, as of the date of the Amendment, Landlord (i) to its knowledge, is not in default under the terms of the Lease; and (ii) is not aware of any action or inaction by Tenant that would constitute an Event of Default by Tenant under the Lease.

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10. Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease or this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part. The obligations of Landlord under the Lease shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager. In no case shall Landlord be liable to Tenant, or Tenant be liable to Landlord, hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT III-Z1, LLC, a Delaware limited liability company		THE PRINCETON REVIEW, INC., a Delaware corporation

By:	RREEF Management Company, a Delaware corporation

By:	/s/ Robert D. Seaman	By:	/s/ Stephen C. Richards

Name:	Robert D. Seaman	Name:	Stephen C. Richards

Title:	Vice President - District Manager	Title:	COO & CFO

Dated:	August 11, 2009	Dated:	August 4, 2009

EXHIBIT A

attached to and made a part of Second Amendment to Lease

dated as of July 31, 2009 between

RREEF AMERICA REIT III-Z1, LLC, as Landlord and

THE PRINCETON REVIEW, INC., as Tenant

111 Speen Street, Framingham, MA

SECOND ADDITIONAL SPACE

(outlined area shown below)

EXHIBIT B

attached to and made a part of Second Amendment to Lease

dated as of July 31, 2009 between

RREEF AMERICA REIT III-Z1, LLC, as Landlord and

THE PRINCETON REVIEW, INC., as Tenant

111 Speen Street, Framingham, MA

LANDLORD’S WORK

Landlord shall relocate the entrance door to the Additional Space, and also create an approximately six (6) foot opening in the wall between the Additional Space and the Second Additional Space, all as approximately depicted on the drawing shown on the next page. Locations and dimensions are approximate, and are subject to change to accommodate code requirements.

All walls and flooring affected by the construction will be repaired and painted as necessary to match the existing walls and floors as closely as is reasonably practicable.

Landlord shall schedule construction activities so as to minimize disruption to Tenant’s conduct of business during normal business hours.

Tenant shall be responsible for costs associated with phone/data wiring and furnishing of the Second Additional Space.

B-1

EXISTING DOOR
TO BE REMOVED -
LOCATION OF NEW
OPENING
APPROXIMATE LOCATION OF RELOCATED DOOR

THIRD FLOOR
111 SPEEN STREET
FRAMINGHAM, MASSACHUSETTS
2006_0056MPS 2/2/2006

B-2

EXHIBIT C

attached to and made a part of Second Amendment to Lease

dated as of July 31, 2009 between

RREEF AMERICA REIT III-Z1, LLC, as Landlord and

THE PRINCETON REVIEW, INC., as Tenant

111 Speen Street, Framingham, MA

COMMENCEMENT DATE MEMORANDUM

(begins on next page)

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COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM, made as of             , 2009, by and between RREEF AMERICA REIT III-Z1, LLC, a Delaware limited liability company (“Landlord”) and THE PRINCETON REVIEW, INC., a Delaware corporation (“Tenant”).

Recital:

A. Landlord and Tenant are parties to that certain Second Amendment to Lease, dated for reference July 31, 2009 (the “Amendment”) for expansion of the Premises to include an additional 5,290 square feet (“Second Additional Space) at the building located at 111 Speen Street, Framingham, MA. Tenant is in possession of the Second Additional Space and the Term of the Lease as to the Second Additional Space has commenced. Landlord and Tenant desire to enter into this Memorandum confirming the Second Additional Space Commencement Date.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The actual Second Additional Space Commencement Date is                     .

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:		TENANT:

RREEF AMERICA REIT III-Z1, LLC, a Delaware limited liability company		THE PRINCETON REVIEW, INC., a Delaware corporation

By:	RREEF Management Company, a Delaware corporation

By: SAMPLE – DO NOT EXECUTE		By: SAMPLE – DO NOT EXECUTE

Name:	Robert D. Seaman	Name:

Title:	Vice President - District Manager	Title:

Dated:	, 2009	Dated:	, 2009

C-2